Loan agreement and Promissory Note

April 1, 2009

I, Robert O’Connor, agree to loan National Automation Services, Inc. (NAS) located at 2470 St. Rose Parkway Suite 311, Henderson, Nevada the sum of $86,000 according to the following terms and conditions:

We are consolidating principle and interest balance to $86,000 with an interest rate of 10% per annum effective April 1, 2009, of which the Company has the option of interest repayment in cash or shares of the Company’s common stock. Any and all interest can be prepaid in cash or in shares of the Company’s common stock at the discretion of the Company.

The loan in both principle and interest is payable on demand.

/s/ Robert O’Connor

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Robert O’Connor

/s/Robert Chance

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Robert Chance

CEO National Automation Services, Inc.